Exhibit 99.1

Concentra Announces Completion of Spin-Off from Select Medical

ADDISON, TEXAS, November 25, 2024 -- Concentra Group Holdings Parent, Inc. (“Concentra,” “we,” “us,” or “our”) (NYSE: CON) today announced that Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) has completed its previously announced distribution (the “Distribution”) of 104,093,503 shares of Concentra’s common stock owned by Select Medical Corporation (“SMC”), a wholly owned subsidiary of Select Medical, representing approximately 81.7% of the outstanding shares of Concentra’s common stock. After the completion of the Distribution, Select Medical no longer owns any shares of Concentra’s common stock.

The Distribution was made today to Select Medical’s stockholders as of the close of business on November 18, 2024 (the “Record Date”). The Distribution took place in the form of a pro rata common stock distribution to each of Select Medical’s stockholders on the Record Date. Based on the shares of Select Medical’s common stock outstanding on the Record Date, Select Medical’s stockholders received 0.806971 shares of Concentra’s common stock for every share of Select Medical’s common stock held as of the Record Date.

No fractional shares of Concentra’s common stock were distributed. Instead, Select Medical’s stockholders will receive cash in lieu of any fraction of a share of Concentra’s common stock that they otherwise would have received.

On November 19, 2024, Select Medical made available an information statement to its stockholders on the Record Date, which included details on the Distribution. The information statement is posted under the Investor Relations tab on Select Medical’s website at www.selectmedical.com/investor-relations/.

About Concentra

Concentra is the largest provider of occupational health services in the United States by number of locations, with the mission of improving the health of America’s workforce, one patient at a time. Concentra’s 11,000 colleagues and affiliated physicians and clinicians support the delivery of an extensive suite of services, including occupational and consumer health services and other direct-to-employer care, to more than 50,000 patients each day on average across 45 states at our 549 occupational health centers, 156 onsite health clinics at employer worksites, and Concentra Telemed as of September 30, 2024.

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This press release may contain forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in Concentra’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine Concentra’s future results are beyond the ability of Concentra to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Concentra undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Bill Chapman

Vice President, Strategy & Investor Relations

972-725-6488

ir@concentra.com

SOURCE: Concentra Group Holdings Parent, Inc.